AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of June 8, 2004 (“Effective Date”) by and between TIMCO AVIATION SERVICES, INC. (“TIMCO”), a Delaware corporation, and GIL WEST (the “Employee”).

RECITALS

TIMCO current employs Employee pursuant to that certain Employment Agreement dated August 23, 2001 (the “Old Agreement”);

TIMCO wishes to amend and restate the Old Agreement and to employ the Employee on the terms and conditions set forth in this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

     1. Agreement to Supercede Old Agreement. This Agreement shall supercede the Old Agreement, which shall be of no further force and effect.

     2. Employment.

          A. Employment. TIMCO agrees to employ the Employee as President and Chief Operating Officer. Employee agrees to accept such employment and serve in such position, on the terms and subject to the conditions of this Agreement.

          B. Employment Period. The period during which the Employee shall serve as an employee of TIMCO under this Agreement shall commence on the Effective Date, and unless earlier terminated pursuant to this Agreement or extended through agreement of the parties, shall expire on December 31, 2007 (the period for which the Employee is an employee of TIMCO is hereinafter referred to as the “Employment Period”).

          C. Duties and Responsibilities. During the Employment Period, the Employee shall have such authority and responsibility and perform such duties as may be assigned to him from time to time at the direction of the Chief Executive Officer of TIMCO, and in the absence of such assignment, such duties customary to Employee’s office as are necessary to the business and operations of TIMCO and its affiliates. During the Employment Period, the Employee’s employment shall be full time and the Employee shall perform his duties honestly, diligently, competently, in good faith and in the best interests of TIMCO and shall use his best efforts to promote the interests of TIMCO and shall refer to TIMCO opportunities in the aerospace industry that have been referred to Employee.

     3. Compensation and Benefits.

          A. Base Salary. In consideration for the Employee’s services hereunder and the restrictive covenants contained herein, the Employee shall be paid an annual base salary of $350,000 (the “Salary”), payable in accordance with TIMCO’s customary payroll practices. Notwithstanding the foregoing, Employee’s annual Salary may be increased at any time and from time to time to levels greater than the level set forth in the preceding sentence at the sole discretion of the Compensation Committee of the Board of Directors of TIMCO (“Committee”) to reflect merit or other increases.

          B. Bonus. In addition to the Salary, the Employee shall be eligible to receive an annual bonus (“Bonus”) equal to 100% of the Employee’s Base Salary. The Bonus shall be based on the achievement of corporate goals and objectives as established by the Committee after consultation with the management of TIMCO. The achievement of said goals and objectives shall be determined by the Committee. With respect to any Fiscal Year during which the Employee is employed by TIMCO for less than the entire Fiscal Year, the Bonus shall be prorated for the period during which the Employee was so employed. The Bonus shall be payable within thirty (30) days after the completion of the audited financial statements for the particular Fiscal Year as to which the Bonus relates. The term “Fiscal Year” as used herein shall mean each period of twelve (12) calendar months commencing on January 1st of each calendar year during the Employment Period and expiring on December 31st of such year.

          C. Retention Bonus. In consideration for Employee entering into the Agreement, and in addition to the other compensation and benefits payable hereunder, Employee shall receive a retention bonus (the “Retention Bonus”) in the amount of $200,000, $100,000 of which shall be paid on the Effective Date and $100,000 of which shall be paid on the date that is one year after the Effective Date (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date).

          D. Restricted Stock Grants. For services during the term of this Agreement, Employee shall receive restricted stock grants as follows:

(i) 150,000 restricted shares shall be granted on January 1, 2005 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO as of such date). This grant shall vest 1/3 on January 1, 2006 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date), 1/3 on January 1, 2007 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date) and 1/3 on January 1, 2008 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date);

(ii) 150,000 restricted shares shall be granted on January 1, 2006 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO as of such date). This grant shall vest 1/3 on January 1, 2007 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date), 1/3 on January 1, 2008 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date) and 1/3 on January 1, 2009 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date); and

(iii) 150,000 restricted shares shall be granted on January 1, 2007 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO as of such date). This grant shall vest 1/3 on January 1, 2008 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date), 1/3 on January 1, 2009 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date) and 1/3 on January 1, 2010 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO at that date)

All restricted stock grants hereunder shall be made in accordance with TIMCO’s 2003 Stock Incentive Plan. Notwithstanding the foregoing, if TIMCO and the Employee do not enter into a new employment agreement with respect to periods after January 1, 2008 and subsequent thereto Employee’s employment with TIMCO terminates for any reason (including voluntary retirement) other than Cause (as defined in this Agreement), then all of the restricted shares granted above shall automatically vest as of the date of termination of Employee.

          E. Other Equity Compensation Grants. In addition to the restricted stock grants described in (D), Employee shall be eligible to receive grants of stock options or other equity incentives at the discretion of the Committee.

          F. Other Compensation Programs. The Employee shall be entitled to participate in TIMCO’s incentive and deferred compensation programs and such other programs as are established and maintained generally for the benefit of TIMCO’s employees or executive officers, subject to the provisions of such plans or programs.

          G. Vacations. The Employee shall be entitled to three weeks of vacation on an annual basis. Employee shall be entitled to be reimbursed for any accrued and unused vacation time as of the date he is no longer an employee of TIMCO.

          H. Other Benefits. During the term of this Agreement, the Employee shall also be entitled to participate in any other health insurance programs, life insurance programs, disability programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of TIMCO’s employees or executive officers, subject to the provisions of such plans and programs.

          I. Annual Executive Physical. TIMCO shall pay all direct costs of Employee’s annual executive physical at the Mayo Clinic in Rochester, Minnesota.

          J. Automobile Allowance. During such period as Employee is employed by TIMCO hereunder, he shall receive an automobile allowance of $1,000 per month.

          K. Country Club Membership. During such period as Employee is employed by TIMCO hereunder, TIMCO shall provide Employee with a corporate membership to a country club mutually acceptable to Employee and TIMCO, up to a maximum of initiation fees of $25,000 and annual membership fees of $15,000.

          L. Expenses. The Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of TIMCO, pursuant to the normal standards and guidelines followed from time to time by TIMCO.

          M. Withholding. All payments made to the Employee hereunder shall be made net of any applicable withholding for income taxes and the Employee’s share of FICA, FUTA or other taxes. TIMCO shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

     4. Termination.

          A. For Cause. TIMCO shall have the right to terminate this Agreement and to discharge the Employee for Cause (as defined below), at any time during the term of this Agreement. Termination for Cause shall mean, during the term of this Agreement, (i) Employee’s conduct that would constitute under federal or state law either a felony or a misdemeanor involving moral turpitude, or a determination by TIMCO’s Board of Directors, after consideration of all available information and following the procedures set forth below, that Employee has willfully violated TIMCO’s policies or procedures involving discrimination, harassment, alcohol or substance abuse, or work place violence causing material injury to the Company, (ii) Employee’s actions or omissions that constitute fraud, dishonesty or gross misconduct, (iii) Employee’s knowing and intentional breach of any fiduciary duty that causes material injury to TIMCO, and (iv) Employee’s inability to perform his material duties, after reasonable notice and an opportunity to resolve the issues, due to alcohol or other substance abuse. Any termination for Cause pursuant to this Section shall be given to the Employee in writing and shall set forth in detail all acts or omissions upon which TIMCO is relying to terminate the Employee for Cause.

     Upon any determination by TIMCO that Cause exists to terminate the Employee, TIMCO shall cause a special meeting of its Board of Directors to be called and held at a time mutually convenient to the Board of Directors and Employee, but in no event later than ten (10) business days after Employee’s receipt of the notice that TIMCO intends to terminate the Employee for Cause. Employee shall have the right to appear before such special meeting of the Board of Directors with legal counsel of his choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions which provide TIMCO with a basis to terminate the Employee for Cause (provided that such cure period shall not exceed 30 days). A majority of the members of the Board of Directors must affirm that Cause exists to terminate the Employee. No finding by the Board of Directors will prevent the Employee from contesting such determination through appropriate legal proceedings provided that the Employee’s sole remedy shall be to sue for damages, not reinstatement, and damages shall be limited to those that would be paid to the Employee if he had been terminated without Cause.

          B. Without Cause. At any time during the Employment Period, TIMCO shall have the right to terminate the Employment Period and to discharge the Employee without cause effective upon delivery of written notice to the Employee. Upon any such termination by TIMCO without Cause, and provided that Employee is otherwise in compliance with the provisions of Sections 6 and 7 hereof, the Employee shall be entitled to receive the following: (i) TIMCO shall pay to the Employee all of the Employee’s accrued but unpaid Salary and vacation pay through the date of termination, (ii) TIMCO shall continue to pay the Employee his Salary payable in accordance with Section 2(a) for two (2) years from the date of termination, when and as the same would have been due and payable hereunder but for such termination, (iii) all health benefits in which Employee was entitled to participate at any time during the 12-month period prior to the date of termination, until the earliest to occur of the second anniversary of the date of termination, the Employee’s death, or the date on which the Employee becomes covered by a comparable health benefit plan by a subsequent employer; provided, however, that in the event that Employee’s continued participation in any health benefit plan of the Company is prohibited, the Company will arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled to receive under such plan for such period on a basis which provides Employee with no additional after tax cost, (iv) all stock option grants, or other stock grants issued during the term of this Agreement, will immediately vest and such options will remain exercisable for the lesser of the unexpired term of the option without regard to the termination of Employee’s employment or two (2) years from the date of termination of employment and (v) all long term incentive cash grants and bonuses provided to the Employee shall immediately vest as if all targets and conditions had been met and shall be paid by TIMCO to the Employee at such times as TIMCO would have been required to make such payments if this Agreement had remained in effect, provided, however, that in the case of incentives partially or completely contingent on the providing of service for a specific period of time, the total amount to be paid by TIMCO shall be equal to the maximum amount payable if all conditions were met, multiplied by a fraction, the numerator of which is the period of service that would have been served if the Employee’s employment had terminated as of the last day of the fiscal year in which his employment was terminated, and the denominator of which is the total period of time specified as a condition to the incentive (collectively, the foregoing consideration payable to the Employee shall be referred to herein as the “Severance Payment”). Other than the Severance Payment, the Company shall have no further obligation to the Employee except for the obligations set forth in Section 12 of this Agreement after the date of such termination.

          C. Disability. This Agreement may be terminated by TIMCO upon the Disability of the Employee. “Disability” shall mean any mental or physical illness, condition, disability or incapacity which prevents the Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of 180 consecutive days. In the event that any disagreement or dispute shall arise between TIMCO and the Employee as to whether the Employee suffers from any Disability, then, in such event, the Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of North Carolina, who is mutually agreeable to TIMCO and the Employee, and such physician shall determine whether the Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon TIMCO and the Employee. The entire cost of such examination shall be paid for solely by TIMCO. In the event that TIMCO has purchased Disability insurance for Employee, the Employee shall be deemed disabled if he is completely (fully) disabled as defined by the terms of the Disability policy. In the event that at any time during the term of this Agreement the Employee shall suffer a Disability and TIMCO terminates the Employee’s employment for such Disability, such

Disability shall be considered to be a termination by TIMCO without Cause and the Severance Payments shall be paid to the Employee to the same extent and in the same manner as provided for in paragraph (c) above, except that payment of the Salary in accordance with said paragraph shall be mitigated to the extent payments are made to the Employee pursuant to disability insurance programs maintained by TIMCO.

          D. Death. During the term of this Agreement, TIMCO shall maintain term life insurance on the life of the Employee in the face amount of $2.5 million payable to a beneficiary designated by the Employee, assuming Employee is insurable. In the event of the death of Employee, the employment of the Employee by TIMCO shall automatically terminate on the date of the Employee’s death and TIMCO shall only be obligated to pay Employee’s estate Employee’s accrued and unpaid Salary through the termination date plus accrued but unused vacation time through the termination date and TIMCO shall have no further obligations to Employee from and after the date of termination.

     5. Termination of Employment by Employee for Change of Control.

          A. Termination Rights. Notwithstanding the provisions of Section 2 and Section 3 of this Agreement, in the event that there shall occur a Change of Control (as defined below) of TIMCO and within two years after such Change of Control the Employee’s employment hereunder is terminated by TIMCO without Cause, or within such two year period the Employee terminates his employment with the Company for Good Reason, then TIMCO shall be required to pay to the Employee (i) the Severance Payment provided in Section 3(c), except that such Severance Payment shall be paid in a single lump sum in full, and (ii) the product of three multiplied by the maximum Bonus that Employee received in the Fiscal Year prior to the Fiscal Year in which such termination occurs, assuming that all performance objectives are met, in a single lump sum. The foregoing payments shall be made no later than 10 days after the Employee’s termination pursuant to this Section 4. To the extent that payments are owed by TIMCO to the Employee pursuant to this Section 4, they shall be made in lieu of payments pursuant to Section 3, and in no event shall TIMCO be required to make payments or provide benefits to the Employee under both Section 3 and Section 4.

          B. Change of Control of TIMCO Defined. For purposes of this Section 5, a “Change of Control of TIMCO” shall be deemed to have occurred if:

(i) Any “person” (as such term is defined in Sections 13(d)(3) and Section 14(d)(3) of the Exchange Act), other than TIMCO, any majority owned subsidiary of TIMCO, any compensation plan of TIMCO, any majority owned subsidiary of TIMCO or Lacy J. Harber and his affiliates and/or heirs, becomes the “beneficial owner” (as such term is defined in Rule 13d 3 of the Exchange Act), directly or indirectly, of securities of TIMCO representing more than 50% of the combined voting power of TIMCO; or

(ii) Any “person” (as such term is defined in Sections 13(d)(3) and Section 14(d)(3) of the Exchange Act), other than TIMCO, any majority owned subsidiary of TIMCO, any compensation plan of TIMCO, any majority owned subsidiary of TIMCO or Lacy J. Harber and his affiliates and/or heirs), becomes the “beneficial owner” (as such term is defined in Rule 13d 3 of the Exchange Act), directly or indirectly, of securities of TIMCO representing more than 35% of the combined voting power of TIMCO provided: (A) such person or person are not acting as a “group” (as such term is defined in Rule 13(d) under the Exchange Act) with respect to TIMCO’s voting securities with Lacy J. Harber and his affiliates and/or heirs and (B) such person or persons own TIMCO securities with more of the combined voting power of TIMCO than those held by Lacy J. Harber and his affiliates and/or heirs; or

(iii) The shareholders of TIMCO approve (1) a reorganization, merger, or consolidation with respect to which persons who were the shareholders of TIMCO immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated entity; (2) a liquidation or dissolution of TIMCO; or (3) the sale of all or substantially all of the assets of TIMCO or of a subsidiary of TIMCO that accounts for more than 66 2/3% of the consolidated revenues of TIMCO, but not including a reorganization, merger or consolidation of TIMCO.

          C. Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean a termination by Employee of his employment with TIMCO after a Change of Control based upon a significant demotion or material adverse change in Employee’s duties and responsibilities, unless such change has previously been agreed to in writing by Employee.

          D. Successor to TIMCO. TIMCO shall require any successor, whether direct or indirect, to all or substantially all of the business, properties and assets of TIMCO whether by purchase, merger, consolidation or otherwise, prior to or simultaneously with such purchase, merger, consolidation or other acquisition to execute and to deliver to the Employee a written instrument in form and in substance reasonably satisfactory to the Employee pursuant to which any such successor shall agree to assume and to timely perform or to cause to be timely performed all of TIMCO’s covenants, agreements and obligations set forth in this Agreement (a “Successor Agreement”). The failure of TIMCO to cause any such successor to execute and deliver a Successor Agreement to the Employee shall constitute a material breach of the provisions of this Agreement by TIMCO.

     6. Restrictive Covenants. In consideration of the foregoing, the Employee agrees that he shall not:

          A. during the Employment Period and for a period of two-years following the termination of the Employment Period for any reason, directly or indirectly, alone or as a partner, joint venture, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any business in the aerospace industry directly or indirectly in competition with the business of TIMCO or its affiliates (TIMCO and its affiliates being referred to herein collectively as the “Companies”) as such business now exists or as it may exist at the time of termination; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any other corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

          B. for a period of two-years following the termination of the Employment Period, directly or indirectly (i) induce any Person which is a customer of any of the Companies, to patronize any business in the aerospace industry directly or indirectly in competition with business conducted by any of the Companies; (ii) canvass, solicit or accept from any Person which is a customer of any of the Companies, any such competitive business; or (iii) request or advise any Person which is a customer or supplier of any of the Companies, to withdraw, curtail or cancel any such customer’s or supplier’s business with any of the Companies, or its or their successors;

          C. for a period of two-years following the Employment Period, directly or indirectly employ, or knowingly permit any TIMCO or business directly or indirectly controlled by him, to employ, any person who was employed by any of the Companies, at or within the prior three months, or in any manner seek to induce any such person to leave his or her employment;

          D. at any time following the date hereof, directly or indirectly, in any way outside of his employment with any of the Companies utilize, disclose, copy, reproduce or retain in his possession any of the Companies’ proprietary rights or records, including, but not limited to, any of its customer lists.

Further, so long as Employee is in compliance with the provisions of Sections 6 and 7 hereof, Employee shall be entitled to receive each month for the two-year restrictive covenant period referred to above the amounts that Employee would have received under Section 4(B) of this Agreement had Employee been terminated without Cause. Notwithstanding the foregoing, if Employee has been was terminated for “Cause or has voluntarily resigned from his employment with TIMCO, this restrictive covenant and the provisions of Section 7 below shall apply notwithstanding the non-payment of severance hereunder.

     7. Confidentiality. The Employee agrees that at all times during and after the Employment Period, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Companies and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any technical specifications, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Companies and for no other purpose, (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of TIMCO, and (iv) observe all security policies implemented by the Companies from time to time with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide TIMCO with prompt notice of such request or order so that the Companies may seek to prevent disclosure. In the case of any disclosure, the Employee shall disclose only that portion of the Confidential Information that he is ordered to disclose.

     8. Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Sections 6 and 7 are reasonable in scope and duration and are necessary to protect the Companies. If any provision of Section 6 or 7 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Employee agrees and acknowledges that the breach of

Section 6 or 7 will cause irreparable injury to the Companies and upon breach of any provision of such Sections, the Companies shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Companies may have.

     9. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery and on the date sent if sent by facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, in each case to the following addresses and facsimile numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party): (a) if to TIMCO, at 623 Radar Road, Greensboro, North Carolina 27410, Attention: Roy T. Rimmer, Jr., Chairman and Chief Executive Officer (facsimile: 1-336-664-0339), with a copy to Philip B. Schwartz, Esq., One Southeast Third Avenue, Miami, Florida 33131 (facsimile: 1-305-374-5095); and (b) if to the Employee at the address and facsimile number listed on the signature page hereto.

     10. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other Agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     11. Assignment; Third Party Beneficiary; Guaranty. This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned or delegated by him. The rights and obligations of TIMCO under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

     12. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Sections 5, 6, 10 and 11 will survive the termination of this Agreement and the Employment Period for any reason.

     13. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     14. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of North Carolina applicable to contracts executed and to be wholly performed within such State.

     15. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

     16. Headings. The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

     17. Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

     18. Attorney’s Fees. If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this agreement, the Company agrees, upon written demand by the Employee (and Employee shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing Employee) Employee’s costs and reasonable attorneys’ fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by the Employee in connection with any such dispute or any litigation, provided that Employee shall repay any such amounts paid or advanced if Employee is not the prevailing party with respect to at least one material claim or issue in such dispute or litigation. The provisions of this Section 18, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and Employee’s employment hereunder.

[Signatures on next page]

SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TIMCO AVIATION SERVICES, INC.

By:	/s/ Roy T. Rimmer, Jr.

Roy T. Rimmer, Jr.
Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Gil West

Name: Gil West

Address for Notices:

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